Exhibit 10.2.3

[MOODY’S CORPORATION LETTERHEAD]

VIA EMAIL

[DATE]

[NAME]

[ADDRESS]

RE:      Restricted Stock Unit Award – [DATE]

Dear [NAME]:

This letter agreement (the “Agreement”) contains the terms and conditions under which the Committee has granted to you (the “Director”), as of [DATE], and pursuant to the 1998 Moody’s Corporation Non-Employee Directors’ Stock Incentive Plan (as Amended and Restated as of December 18, 2017) (the “Plan”), restricted stock units (the “RSUs”) of Moody’s Corporation (the “Company”) in order to encourage you to continue in the service of the Company as a non-employee director.

1.	Definitions. When used herein, the following terms shall have the following meanings:

(a)	“Restrictions” means those restrictions on the RSUs as set forth in Section 3(c).

(b)	Any terms not defined in this Agreement shall have the meaning provided in the Plan.

2.	The RSUs. The RSUs consist of [ ] RSUs of the Common Stock of the Company which the Company has issued to the Director as of the date hereof in consideration for Director’s services as a non-employee member of the Board of Directors of the Company, and shall also include any new, additional or different securities the Director may become entitled to receive with respect to such RSUs by virtue of a stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of RSUs or other corporate exchange, or similar change affecting the Common Stock pursuant to Section 9(a) of the Plan.

3.	Registration of RSUs; Restrictions. Subject to the provisions of Section 5,

(a)	The RSUs shall be settled in shares of Company common stock (“Shares”) promptly following the lapse of the restrictions thereon pursuant to Section 4(a), unless the Director has elected to defer settlement of the RSUs pursuant to Section 5.

(b)	The Shares, upon settlement, shall be registered in the name of the Director as soon as practicable after the date hereof.

(c)	Until settlement of the RSUs, the Director shall not be a stockholder or otherwise have the rights of a stockholder with respect to such RSUs except as otherwise provided in paragraph (d) of this Section 3; provided, however, that such RSUs, and any new, additional or different securities the Director may become entitled to receive with respect to such RSUs by virtue of stock dividend, recapitalization, reorganization or similar change affecting the Common Stock pursuant to Section 9(a) of the Plan, shall be subject to the Restrictions described or referred to in this Section 3.

(d)	Prior to their settlement in Shares, the RSUs may not be sold, transferred, pledged, assigned, or otherwise encumbered or disposed of by the Director.

(e)	Any dividends payable with respect to the Shares subject the RSUs prior to the settlement of the RSUs shall be accumulated and paid to you at the same time the RSUs are settled.

MOODY’S 2017 10-K	131

4.	Release of RSUs from Restrictions.

(a)	Subject to the provisions of paragraph (b) of this Section 4, the Restrictions shall cease to apply to the RSUs awarded to the Director according to the following schedule provided, however, that release from the Restrictions of any or all RSUs may be accelerated at the direction and in the sole discretion of the Committee.

Vesting Schedule

Release Date	Percent of RSUs Released
[DATE]	100%

(b)	Upon the termination of the Director’s service as a non-employee director of the Company for any reason other than the Director’s death or Disability, any RSUs which remain subject to the Restrictions at such time shall be forfeited by the Director to the Company, and the Director shall promptly return such RSUs to the Company, unless the Committee shall otherwise determine.

5.	Election to Defer Receipt of Restricted Stock. The Director may elect to defer the settlement of some or all of the RSUs by filing a written, irrevocable, election to that effect with the Company prior to the commencement of the year in which the RSUs are granted (or such later time permitted by the Company and permitted by Section 409A of the Internal Revenue Code), identifying the portion of the RSUs the receipt of which he elects to defer until the termination of his service as a non-employee director of the Company. However, the vesting schedule and forfeiture provisions of Section 4 shall continue to apply to any such RSUs.

6.	Designation of Beneficiaries. Director may file with the Company a written designation of a beneficiary or beneficiaries under this Agreement and may from time to time revoke or change any such designation of beneficiary. Any designation of beneficiary under this Agreement shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the entitlement of any such beneficiary to any dividends or other rights under this Agreement, the Committee may determine to recognize only the legal representative of the Director, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

7.	Governing Law. The interpretation, performance and enforcement of this Agreement and any disputes or controversies arising with respect to the transactions contemplated herein, shall be governed by the laws of the State of New York, irrespective of New York’s choice-of-law principles that would apply the law of any other jurisdiction.

8.	Taxes. The Company may, in its discretion, make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld with respect to issuance or vesting of any RSUs including, but not limited to, deducting the amount of any such withholding taxes from any other amount then or thereafter payable to the Director, or requiring the Director or the beneficiary or legal representative of the Director, to pay to the Company the amount required to be withheld or to execute such documents as the Company deems necessary or desirable to enable it to satisfy its withholding obligations.

9.	Governance by Compensation & Human Resources Committee. The Committee’s decisions as to the meanings of terms used in this Agreement and as to whether the events or conditions described in this Agreement have been satisfied shall be final and binding upon the Director and the Director’s successors and representatives. Without limiting the generality of the foregoing, the Committee shall have the power to determine, for purposes of this Agreement, when a termination of service as a non-employee director shall have occurred, and the Committee’s decision shall be final and binding upon the Director and the Director’s successors and representatives.

10.	Period of Service. Director will, except in the event of his or her earlier death or Disability, serve the Company as a member of its Board for such term as he or she has been, and may hereafter be, elected, provided that although Director may agree to stand for reelection to the Board after the date hereof, he or she is under no obligation to do so and the Company is under no obligation to submit his or her name for reelection by the stockholders.

Please acknowledge your agreement to the foregoing in the space provided below. Very truly yours,

Corporate Secretary

ACCEPTED AND AGREED:	DATE:

[DIRECTOR’S NAME]

132	MOODY’S 2017 10-K